Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
FAMOUS DAVE’S ANNOUNCES SHARE REPURCHASE PLAN
     Minneapolis, MN, May 9, 2006 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced that its Board of Directors has authorized a stock repurchase plan whereby the Company may repurchase up to one million shares of its common stock. The shares may be repurchased from time-to-time in the open market or through privately negotiated transactions and will be funded from available working capital. The repurchase plan may be discontinued at any time at the discretion of the Company. Currently the Company has approximately 10.6 million shares outstanding.
     Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board, stated: “The Board’s authorization of the share repurchase plan reflects its belief that the repurchase of company shares at current price levels represents an attractive investment opportunity and will benefit the long-term interests of the shareholders.”
     President and CEO David Goronkin, also commented: “I am excited about today’s announcement. The Company’s working capital position and expected cash flow are more than sufficient to fund the share repurchase plan and will not affect our future growth plans. We remain committed to corporate growth as well as continuing to strengthen the support infrastructure for our franchise community. This should provide the best of both worlds for our valued shareholders.”
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of April 26, 2006, the company owned 40 locations and franchised 92 additional units in 33 states and had signed development agreements for an additional 196 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.